TENNANT COMPANY
EXECUTIVE NONQUALIFIED
DEFERRED COMPENSATION PLAN
(as restated effective January 1, 2009)

TENNANT COMPANY
EXECUTIVE NONQUALIFIED
DEFERRED COMPENSATION PLAN
(as restated effective January 1, 2009)

The Tennant Company (the “Company”) previously adopted two nonqualified deferred compensation plans for the benefit of certain of the Company's executive employees. These plans are the Tennant Company Deferred Compensation Plan (the “Deferred Compensation Plan”) and the Tennant Company Excess Benefit Plan (the “Excess Benefit Plan”). The Company merged the Excess Benefit Plan into the Deferred Compensation Plan and restated the Deferred Compensation Plan, effective January 1, 2003. As part of that restatement, the Deferred Compensation Plan was renamed the Tennant Company Executive Nonqualified Deferred Compensation Plan (the “Plan”).

Since the Plan became effective, it has been amended to include the Company's outside Directors as individuals eligible to participate. In addition, changes have been made to the law pursuant to Section 409A that affect nonqualified deferred compensation plans. Finally, the Company made some changes in the design and operation of the Plan, including the addition of a Deferred Stock Unit feature. The Company restated the Plan, effective January 1, 2005, to reflect these changes. In the case of the changes required by Section 409A, the restatement reflected the Proposed Treasury Regulations issued under Section 409A.

The Company hereby again amends and restates the Plan, as set forth herein, effective January 1, 2009, to comply with the final regulations issued under Section 409A. Amounts deferred and vested under the Plan prior to January 1, 2005 (the effective date of Section 409A) are subject to the terms of the Plan, as in effect prior to January 1, 2005, and are not subject to the terms of the Plan, as restated effective January 1, 2005, or as restated herein. Such amounts are “grandfathered” under Section 409A and are therefore not subject to Section 409A.

ARTICLE 1. PURPOSE AND DESCRIPTION OF PLAN

Section 1.1. Purpose. The purpose of the Plan is to provide Eligible Employees with benefits that supplement those provided under certain of the tax-qualified plans maintained by the Company. More specifically, the Plan is intended to permit Eligible Employees to defer a portion of their compensation on a pre-tax basis, and to provide certain other benefits on a nonqualified plan basis that are not otherwise provided under the tax-qualified plans.

Section 1.2. Description of Plan. In the case of Participants who are employees, the Plan is intended to be (and shall be construed and administered as) an employee benefit pension plan under the provisions of ERISA, which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly‑compensated employees, as described in ERISA Sections 201(2),

301(a)(3) and 401(a)(1). The Plan is not intended to be qualified under Code Section 401(a).
The obligation of the Company to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of the Company to make such payments and no person, including any Participant or Beneficiary, shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan.

ARTICLE 2. DEFINITIONS, GENDER, AND NUMBER

Section 2.1. Definitions. Whenever used in the Plan, the following words and phrases have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

(1)
“Account” means the device used to measure and determine the amount of deferred compensation to be paid to a Participant or Beneficiary under the Plan, other than pursuant to Article 7. An employee Participant shall have the opportunity to maintain two Accounts under the Plan, Account A, and Account B. A Director Participant shall have only one Account under the Plan, Account A.

(2)
“Affiliate” means the Company and any entity with which the Company would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations) and Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

(3)
“Base Compensation,” of a Participant for any Plan Year, means the total annual base salary paid by all Affiliates to such individual during such Plan Year for his or her employment with the Affiliate, including any amount that would be included in the definition of Base Compensation but for the individual's election to defer some of his or her compensation pursuant to the Plan or any other deferred compensation plan established by an Affiliate; but excluding any other remuneration paid by an Affiliate, such as overtime, severance pay, Incentive Compensation, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving expenses, travel expenses and automobile allowances), fringe benefits whether payable in cash or in a form other than cash, and disability pay. In the case of an individual who is a participant in a plan sponsored by an Affiliate that is described in Code Section 401(k), 125 or 132(f), the term Base Compensation shall include any amount that would be included in the definition of Base Compensation but for the individual's election to reduce his or her Base Compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan.

(4)
“Beneficiary” or “Beneficiaries” means the persons or trusts designated by a Participant in writing pursuant to Section 6.3(b) as being entitled to receive the Participant's Accounts, or the benefit described in Section 7.3(b)(ii), by reason of the death of the Participant, or, in the absence of such designation, the persons specified in 6.3(c).

(5)	“Board” means the Board of Directors of the Company as constituted at the relevant time.

(6)
“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section.

(7)	“Committee” means the Company's Retirement Committee, or any successor committee appointed by the Board to perform substantially similar functions.

(8)	“Company” means the Tennant Company, a Minnesota corporation, and its successors and assigns, by merger, purchase or otherwise.

(9)
“Compensation,” of an employee Participant for an period, means the Participant's Base Compensation, STIP Compensation, and LTIP Compensation for that period. “Compensation,” of a Director Participant for any period, means the annual retainer and meeting fees earned by the Director for that period for his or her services as a member of the Company's Board.

(10)
“Compensation Reduction Contribution” means a contribution to the Plan made by a Participant pursuant to a Deferral Election Agreement that the Participant enters into with the Company. Compensation Reduction Contributions shall be made according to the terms of the Plan set forth in Section 4.2.

(11)	“Deferred Compensation Plan” means the Tennant Company Deferred Compensation Plan, as in effect prior to January 1, 2003.

(12)
“Deferral Election Agreement” means the agreement described in Section 4.2 in which the Participant designates the amount of his or her Compensation that he or she wishes to contribute to the Plan, the proportion in which such contribution is to be allocated between his or her Account A and Account B under the Plan, and acknowledges and agrees to the terms of the Plan.

(13)
“Deferred Stock Unit” means a unit of interest under the Plan entitling a Participant to receive a share of Stock at a future date. A Deferred Stock Unit is not a present interest in Stock; rather it is a right to receive a payment under the Plan in the future in the form of Stock. Accordingly, a Participant has no rights as a shareholder of the Company with respect to any Deferred Stock Unit.

(14)	“Director” means a member of the Company's Board who is not an employee of the Company.

(15)	“Domestic Relations Order” has the same meaning as in Code Section 414(p).

(16)
“Eligible Employee” means any key employee of an Affiliate designated by the Committee who is a member of a select group of management or highly compensated employees of the Affiliate, within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and any Director.

(17)
“Enrollment Period, ” for a Plan Year, means the period designated by the Committee during which a Deferral Election Agreement may be entered into with respect to an Eligible Employee's Compensation for the Plan Year. The beginning and end of the Enrollment Period for a Plan Year shall be specified by the Committee from time to time, but unless an exception described in Section 4.2 applies, in no event shall the end of the Enrollment Period be later than the last day of the Plan Year immediately preceding the Plan Year in which the services giving rise to the Compensation to be deferred are performed. As described in Section 4.2, an exception may be made to this requirement for individuals who first become eligible to participate in the Plan and for Performance-based Compensation. In addition, other exceptions may be made by the Company from time to time consistent with the requirements of Section 409A.

(18)
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute. References to an ERISA section shall be deemed to be to that section or to any successor to that section

(19)	“Excess Benefit Plan” means the “Tennant Company Excess Benefit Plan,” as in effect prior January 1, 2003.

(20)	“Highly-Compensated Employee” has the same meaning as in the Profit Sharing Plan.

(21)	“Incentive Compensation,” of a Participant, means the Participant's STIP or LTIP Compensation.

(22)	“LTIP” means the Company's Long-term Incentive Plan, as in effect from time to time.

(23)
“LTIP Compensation,” of a Participant for a Plan Year, means the compensation (payable in cash or Stock) under the LTIP in which the Participant vests under the LTIP during the Plan Year, including any amount that would be included in the definition of LTIP Compensation but for the individual's election to defer some of his or her compensation pursuant to the Plan or any other deferred compensation plan established by an Affiliate. In the case of an individual who is a participant in a plan sponsored by an Affiliate that is described in Code Section 401(k), 125 or 132(f), the term LTIP

Compensation shall include any amount that would be included in the definition of LTIP Compensation but for the individual's election to reduce his or her LTIP Compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan.

(24)
“Participant” means: (a) an Eligible Employee who has satisfied the requirements set forth in Section 3.2; and (b) and any other employee of the Company described in Section 3.1 who has satisfied the requirements set forth in Section 3.2.

(25)	“Pension Plan” means the “Tennant Company Pension Plan,” as in effect from time to time.

(26)
“Performance-Based Compensation,” of a Participant for a period, means the Incentive Compensation of the Participant for such period where the amount of, or entitlement to, the Incentive Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based Compensation may include payment based on performance criteria that are not approved by the Board or the Committee or by the stockholders of the Company. Performance-based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance or based upon a level of performance that is substantially certain to be met at the time the criteria are established.

(27)	“Plan” means the Tennant Company Executive Nonqualified Deferred Compensation Plan, as set forth herein, and as may be amended from time to time.

(28)	“Plan Year” means the 12-month period commencing each January 1 and ending the following December 31.

(29)	“Profit Sharing Plan” means the “Tennant Company Profit Sharing Plan and Employee Stock Ownership Plan,” as may be amended from time to time.

(30)	“Qualified Plans” means the Profit Sharing Plan and the Pension Plan.

(31)	“Restatement ” means the Plan, as set forth herein.

(32)	“Section 401(a)(17) Limit” means the dollar limit on the amount of compensation that may be taken into account under the Qualified Plans under Code Section 401(a)(17).

(33)
“Section 401(k) Limit” means the limit on pre-tax contributions that may be made by a Highly-Compensated Employee under a plan described in Code Section 401(k) as a result of the application of the nondiscrimination tests under Code Section 401(k)(3).

(34)
“Section 401(m) Limit” means the limit on matching contributions that may be made on behalf of a Highly-Compensated Employee under a plan described in Code Section 401(m) as a result of the application of the nondiscrimination tests under Code Section 401(m)(2).

(35)	“Section 402(g) Limit” means the limit on the amount of compensation that may be deferred by an individual on a pre-tax basis under an arrangement described in Code Section 401(k).

(36)	“Section 409A” means Code Section 409A.

(37)	“Section 415 Limit” means the limit on accruals for defined benefit plans and the limit on allocations for defined contribution plans that are imposed by Code Sections 415(b) and 415(c).

(38)
“Separation from Service” or “Separate from Service,” with respect to a Participant, means the Participant's separation from service with all Affiliates, within the meaning of Code Section 409A(a)(2)(A)(i) and the regulations under such section. Solely for this purpose, a Participant who is an Eligible Employee will be considered to have a Separation from Service when the Participant dies, retires, or otherwise has a termination of employment with all Affiliates. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with an Affiliate under an applicable statute or by contract. For purposes hereof, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the Company may substitute a 29-month period of absence for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliate and the

Participant reasonably anticipated that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or independent contractor) will permanently decrease to no more than 40 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).

Notwithstanding anything in Section 2.1(2) to the contrary, in determining whether a Participant has had a Separation from Service with an Affiliate, an entity's status as an “Affiliate” shall be determined substituting “50 percent” for “80 percent” each place it appears in Code Section 1563(a)(1),(2), and (3) and in Treasury Regulation Section 1.414(c)-2.

The Company shall have discretion to determine whether a Participant has experienced a Separation from Service in connection with an asset sale transaction entered into by an Affiliate, provided that such determination conforms to the requirements of Section 409A and the regulations and other guidance issued under such section, in which case the Company's determination shall be binding on the Participant.

A Director is considered to have a Separation from Service when he or she ceases to perform services as a Director and the Company does not then anticipate that the Director will continue to perform services for any Affiliate. Notwithstanding the foregoing, if a Participant provides services both as a Director and an employee, the services provided as a Director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of the Plan contributions made with respect to services performed as an employee, and the services provided as an employee are not taken into account for purposes of determining whether the Participant has had a Separation from Service for purposes of Plan contributions made with respect to services performed as a Director.

(39)	“STIP” means the Company's Short-term Incentive Plan, as in effect from time to time.

(40)
“STIP Compensation,” of a Participant for a Plan Year, means the compensation earned by the Participant under the STIP for the Plan Year, including any amount that would be included in the definition of STIP Compensation but for the individual's election to defer some of his or her compensation pursuant to the Plan or any other deferred compensation plan established by an Affiliate. In the case of an individual who is a participant in a plan sponsored by an Affiliate that is described in Code Section 401(k), 125 or 132(f), the term STIP Compensation shall include any amount that would be included in the definition of STIP Compensation but for the individual's election to reduce his or her STIP Compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan.

(41)	“Supplemental Pension Benefit” means the benefit described in Article 7 that supplements the benefit provided under the Pension Plan.

(42)
“Specified Employee” means an employee of an Affiliate who is subject to the six-month delay rule described in Code Section 409A(2)(B)(i). The Company shall establish a written policy for identifying Specified Employees in a manner consistent with Section 409A, which policy may be amended by the Company from time to time as permitted by Section 409A.

(43)	“Stock” means the common stock, $.375 par value per share (as such par value may be adjusted from time to time), of the Company.

(44)	“Stock Sub-Account,” of a Participant, means a Sub-Account maintained under an Account for the benefit of the Participant that is credited with Deferred Stock Units.

Section 2.2. Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE 3. PARTICIPATION

Section 3.1. Who May Participate. Participation in the Plan is limited to Eligible Employees. The Committee shall have sole discretion to determine whether an employee is an Eligible Employee. In addition, an employee of an Affiliate who is entitled to receive a benefit under Section 4.4 or Article 7 of the Plan shall be a Participant with respect to such benefit, provided the employee is a member of a select group of management or highly compensated employees of the Affiliate, within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), as determined by the Committee in its discretion, and satisfies the requirements set forth in Section 3.2. The Committee may make such projections or estimates as it deems desirable in applying the eligibility requirements, and its determination shall be conclusive.

Section 3.2. Time and Conditions of Participation. An individual who satisfies the eligibility requirements set forth in Section 3.1 shall become a Participant only upon his or her compliance with such terms and conditions as the Committee may from time to time establish for the implementation of the Plan, including but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan.

Section 3.3. Termination and Suspension of Participation. Once an individual has become a Participant in the Plan, participation shall continue until the first to occur of: (a) payment in full of all benefits to which the Participant or his or her Beneficiary is entitled under the Plan; or (b) the occurrence of the event specified in Section 3.4, Article 5, or Article 7 that results in loss of benefits. However, if the Committee determines in its discretion that a Participant is no longer, or no longer will be, a member of a select group of management or highly compensated employees of an Affiliate, within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), or otherwise is no longer, or no longer will be, eligible to participate in the Plan on an active basis, the Participant shall cease to be eligible to receive the Company contributions described in Section 4.3 and 4.4 and the benefit accruals described in Article 7 immediately upon such determination, and shall cease to be eligible to make the Compensation Reduction Contributions described in Section 4.2 as of the first day of the Plan Year immediately following such determination.

Section 3.4. Missing Persons. Each Participant and Beneficiary entitled to receive benefits under the Plan shall be obligated to keep the Company informed of his or her current address until all Plan benefits that are due to be paid to the Participant or Beneficiary have been paid to him or her. If after having made reasonable efforts to do so, the Company is unable to locate the Participant or Beneficiary for purposes of making a distribution, the amount of the Participant's benefits under the Plan that would otherwise be considered as nonforfeitable will be forfeited. If the missing Participant or Beneficiary is located after the date of the forfeiture, the benefits for the Participant or Beneficiary will not be reinstated. In no event will a Participant's or Beneficiary's benefits be paid to him or her later than the date otherwise required by the Plan and Section 409A.

Section 3.5. Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by an Affiliate for which such Participant would otherwise be eligible. The terms of such other plan or plans shall govern in determining the extent to which the Participant's Compensation and Plan benefits are considered in determining eligibility for, and the amount of, the benefit provided under such other program or plan.

ARTICLE 4. ESTABLISHMENT OF AND ENTRIES TO ACCOUNTS

Section 4.1.    Establishment of Accounts

(a)    Accounts A and B. The Company shall establish two Accounts under the Plan for each Participant, termed “Account A” and “Account B;” provided, however, that Director Participants shall have only an Account A.

(i)
Account A. Account A shall consist of: (i) all Compensation Reduction Contributions made to the Plan that the Participant elects to have allocated to Account A pursuant to a Deferral Election Agreement, adjusted for gains and losses thereon pursuant to Section 4.5; and (ii) all contributions made by the Company to the Plan on behalf of the Participant pursuant to Section 4.3 or 4.4, adjusted for gains and losses thereon pursuant to Section 4.5.

(ii)
Account B. Account B shall consist of all Compensation Reduction Contributions made to the Plan that the Participant elects to have allocated to Account B, adjusted for gains and losses thereon pursuant to Section 4.5.

(b)    Stock Sub-Accounts. If a Participant enters into an election pursuant to Section 4.2 to reduce some or all of the portion of LTIP Compensation otherwise payable to him or her in Stock and receive such Stock at a later date under the Plan, then the Stock shall be converted to Deferred Stock Units (as described in Section 4.2) which shall be credited to a Stock Sub-Account established for the benefit of the Participant under the Account or Accounts (Account A, Account B or both) designated by the Participant in his or her Deferral Election Agreement. The Stock Sub-Account shall consist of the Deferred Stock Units credited to it from time to time.

Section 4.2. Compensation Reduction Contributions. Each Eligible Employee may make Compensation Reduction Contributions to the Plan for a Plan Year according to the rules set forth in this Section 4.2.

An Eligible Employee wishing to make a Compensation Reduction Contribution under the Plan for a Plan Year shall enter into a Deferral Election Agreement during the Enrollment Period for the Plan Year. In order to be effective, the Deferral Election Agreement must be completed and submitted to the Company at the time and in the manner specified by the Committee, which may be no later than the last day of the Enrollment Period.

For the Plan Year in which an individual first becomes eligible to participate in the Plan, the Committee may, in its discretion, allow the individual to enter into a Deferral Election Agreement within 30 days after he or she first becomes eligible. In order to be effective, the Deferral Election Agreement must be completed and submitted to the Committee on or before the 30-day period has elapsed. The Committee will not accept Deferral Election Agreements entered into after the 30-day period has elapsed. If the eligible individual fails to complete a Deferral Election Agreement by such time, he or she may enter into a Deferral Election Agreement during any succeeding Enrollment Period in accordance with the rules described in the preceding paragraph. For Compensation that is earned based upon a specified performance period (for example an annual bonus) where a Deferral Election Agreement is entered into in the first year of eligibility but after the beginning of the performance period, the Deferral Election Agreement must apply to Compensation paid for services performed after the Deferral Election Agreement is entered into. For this purpose, a Deferral Election Agreement will be deemed to apply to Compensation paid for services performed after the Deferral Election Agreement is entered into if the Deferral Election Agreement applies to no more than an amount equal to the total amount of the Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election Agreement is entered into over the total number of days in the performance period. The term “Plan,” for purposes of this paragraph, means the Plan and any other plan required to be aggregated with the Plan pursuant to Section 409A and the regulations and other guidance under such section. Accordingly, if an Eligible Employee has previously been eligible to participate in a plan required to be aggregated with the Plan, then the 30-day exception described in this paragraph shall not apply to him or her.
Deferral Election Agreements for Base Compensation, Incentive Compensation (other than Performance-Based Compensation), and Director Compensation, must be completed and submitted to the Company at the time described above that is ordinarily applicable to Deferral Election Agreements (subject to the exception for individuals who are newly eligible to participate). Deferral Election Agreements for Incentive Compensation that is Performance-Based Compensation must be completed and submitted to the Company no later than six months before the end of the performance period for the Incentive Compensation; provided, however, that in order for such an election to be valid the Participant must perform services continuously from the beginning of the performance period (or the date the performance criteria are established, if later) through the date the Deferral Election Agreement is entered into, and provided further, that in no event may a Deferral Election Agreement be effective to defer Incentive Compensation after the Incentive Compensation has become reasonably ascertainable. For purposes hereof, if Incentive Compensation is a specific or calculable amount, the Incentive Compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the Incentive Compensation is not a specific or calculable amount (for example, the amount may vary based upon the level of performance) the Incentive Compensation, or any portion thereof, is readily ascertainable when the amount is both calculable and substantially certain to be paid. Accordingly, in general, any minimum amount that is both calculable and substantially certain to be paid will be treated as readily ascertainable. The Committee shall determine from time to time whether an item of Incentive Compensation is considered Performance-Based Compensation for these purposes.

The Deferral Election Agreement shall specify the amount of Compensation the Participant wishes to have deducted from his or her pay and contributed to the Plan by type and percentage, subject to the following rules:

(a)    Employee Compensation

(i)
Base Compensation. Each employee Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to any whole percentage (up to 25%) of his or her Base Compensation for the Plan Year, determined on a pay period basis.

(ii)
STIP Compensation. Each employee Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to any whole percentage (up to 100%) of his or her STIP Compensation for the Plan Year.

(iii)
LTIP Compensation. Each employee Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to any whole percentage (up to 100%) of his or her LTIP Compensation for the Plan Year that is Performance-Based Compensation.

For Plan Years commencing before January 1, 2007, the election to make a Compensation Reduction Contribution with respect to LTIP Compensation may be made only with respect to the cash portion of the Participant's LTIP Compensation. For Plan Years commencing on or after January 1, 2007, a Participant may make a Compensation Reduction Contribution with respect to the Stock portion as well as the cash portion of the Participant's LTIP Compensation. A Participant who wishes to make an election with respect to the Stock portion of his or her LTIP Compensation for a Plan Year shall specify the percentage of shares of Stock in which he or she will vest during the Plan Year that he or she wishes to have contributed to the Plan. Only whole shares may be contributed and in the event that the election yields a fractional share contribution, the Company shall round down to the nearest whole share. Shares that a Participant elects to contribute to the Plan in this manner shall be converted to Deferred Stock Units on a one to one basis (i.e., one share of Stock shall be converted to one Deferred Stock Unit) as of the date on which such shares would otherwise have been distributed to the Participant. The Deferred Stock Units shall be held under the Plan in the Account (Account A or Account B) designated by the Participant in his or her Deferral Election Agreement until distributed to him or her pursuant to Article 6.

(b)	Director Compensation

(i)
Annual Retainer. Each Director Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to 0%, 50% or 100% of his or her annual retainer for such Plan Year.

(ii)
Meeting Fees. Each Director Participant may elect to make a Compensation Reduction Contribution under the Plan for a Plan Year in an amount equal to 0% or 100% of his or her meeting fees for such Plan Year

An employee Participant shall specify in his or her Deferral Election Agreement the proportions, as a percentage, in which his or her Compensation Reduction Contributions are to be allocated between his or her Account A and Account B. A Participant may elect to allocate any percentage (from 0% to 100%) for this purpose. At the time an employee Participant first elects to allocate a percentage of his or her Contribution Reduction Contributions to an Account, the Participant shall, as part of his or her Deferral Election Agreement, elect the manner of distribution of the Account in accordance with Section 6.2, and with respect to his or her Account B, the date on which distribution will commence pursuant to Section 6.1. At the time a Director Participant first enters into a Deferral Election Agreement under the Plan, the Participant shall, as part of his or her Deferral Election Agreement, elect the manner of distribution of his or her Account A in accordance with Section 6.2.

In general, a Deferral Election Agreement shall become irrevocable as of the last day of the Enrollment Period applicable to it. However, if a Participant incurs an “unforeseeable emergency,” as defined in Section 8.3.(h), or becomes entitled to receive a hardship distribution under the Profit Sharing Plan pursuant to Treasury Regulation Section 1.401(k)-1(d)(3) after the Deferral Election Agreement otherwise becomes irrevocable, the Deferral Election Agreement shall be cancelled as of the date on which the Participant is determined to have incurred the unforeseeable emergency or becomes eligible to receive the hardship distribution and no further Compensation Reduction Contributions will be made under it. In addition, if a Participant becomes “disabled” (as defined below), the Company may, in its discretion, cancel the Participant's Deferral Election Agreement then in effect, provided that such cancellation is made no later than end of the Plan Year in which the Participant becomes disabled, or if later, the 15th day of the third month following the date on which the Participant becomes disabled, and provided further that the Company does not allow the Participant a direct or indirect election regarding the cancellation. For purposes of the preceding sentence, “disability” means any medically determinable physical or mental impairment resulting in the Participant's inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

Section 4.3. Discretionary Contributions. The Company may from time to time in its discretion make contributions to the Plan on behalf of one or more Participants in addition to those specified in Sections 4.2, above, and 4.4, below. The Committee shall determine, in its discretion, the Participants, if any, entitled to such a contribution and the amount of each such contribution. A contribution on behalf of a Participant pursuant to this Section 4.3 shall be credited to the Account A of the Participant at the time specified by the Committee in its discretion.

Section 4.4. Supplemental Profit Sharing Plan Contributions. Each Plan Year the Account A of each Participant who is also a participant in the Profit Sharing Plan shall be credited with an amount equal to the amount in (a) less the amount in (b), below.

(a)	The aggregate Profit Sharing Contributions and Matching Contribution that would have been allocated to the Participant under the Profit Sharing Plan for the Plan Year if:

(i)
The amount the Participant elected to contribute under the Profit Sharing Plan as a 401(k) Contribution had been equal to four percent of his or her Certified Earnings (as adjusted pursuant to (iii) and (v), below) and had not been reduced as a result of the application of the 402(g) Limit or 401(k) Limit;

(ii)	The Matching Contribution allocated to the Participant under the Profit Sharing Plan had not been reduced as a result of the application of the 401(m) Limit;

(iii)	The Participant's Certified Earnings under the Profit Sharing Plan were not reduced as a result of the application of the 401(a)(17) Limit;

(iv)	The Participant's Annual Additions under the Profit Sharing Plan were not reduced as a result of the application of the 415 Limit;

(v)
The amount of the Participant's Base Compensation and Incentive Compensation contributed to the Plan as a Compensation Reduction Contributions (that would have been included in the Participant's Certified Earnings under the Profit Sharing Plan but for such contribution to the Plan) were included in Certified Earnings.

(b)	The amount of Profit Sharing Contributions and Matching Contributions actually allocated to the Participant under the Profit Sharing Plan for such Plan Year.

(c)
For purposes of Section 4.4(a), any amount deferred from Base Compensation or Incentive Compensation under the Plan (or the Prior Plan or Deferred Compensation Plan) that are subsequently paid to the Participant shall be excluded from Certified Earnings at the time of payment. Performance Share payouts and deferrals of such payouts shall be excluded from Certified Earning at all times.

A contribution on behalf of a Participant pursuant to this Section 4.4 shall be credited to the Participant's Account A within 90 days after the close of the Plan Year for which it is made. For purposes of this Section 4.4, the terms “Matching Contribution,” “Profit Sharing Contribution,” “401(k) Contribution,” “Annual Addition,” and “Certified Earnings” shall have the same meaning as in the Profit Sharing Plan.

Section 4.5. Crediting Rate

(a)    In General. The Committee shall designate the manner in which a Participant's Accounts are to be credited with gains and losses as described on Exhibit A hereto, which Exhibit may be amended from time to time in the Committee's discretion. If the Committee designates specific investment funds to serve as an index for crediting gains and losses to a Participant's Accounts: (i) the Participant shall be entitled to designate which such fund or funds shall be used to measure gains and losses on his or her Accounts in accordance with rules established by the Committee; (ii) the Participant's Accounts will be credited with gains and losses as if invested in such fund or funds in accordance with the Participant's designation and the rules established by the Committee; and (iii) the Committee may, in its sole discretion, eliminate any investment fund or funds previously designated by it, substitute a new investment fund or funds therefore, or add investment fund or funds, at any time. If the Committee makes any such investment funds available for this purpose, the Committee shall have no obligation to actually invest any amounts in any such investment funds.

(b)    Dividend Equivalents Credited to Deferred Stock Units. On each date on which the Company pays a cash dividend (the “dividend date”), a Participant's Stock Sub-Account (or Stock Sub-Accounts as the case may be) shall be credited with an additional number of Deferred Stock Units determined by dividing the dollar amount that the Corporation would have paid as a dividend if the Deferred Stock Units held in the Participant's Stock Account as of the record date for the dividend were actual shares of Stock divided by the Fair Market Value of a share of Stock on the dividend date. Appropriate adjustments in the Stock Sub-Account shall be made as equitably required to prevent dilution or enlargement of the Sub-Account from any Stock dividend, Stock split, reorganization or other such corporate transaction or event. For purposes hereof

“Fair Market Value,” of a share of Stock, has the same meaning as in the Tennant Company 2007 Stock Incentive Plan.

ARTICLE 5. VESTING IN ACCOUNTSARTICLE 5. VESTING IN ACCOUNTS

A Participant's Accounts under the Plan shall be 100% vested at all times. Notwithstanding the preceding sentence, if a Participant's employment with any Affiliate is terminated for Cause, the Participant shall immediately forfeit any portion of his or her Account attributable to contributions made by the Company pursuant to Sections 4.3 and 4.4 (adjusted for gains and losses thereon pursuant to Section 4.5). For purposes of the preceding sentence, the term “Cause” shall mean: (i) the Participant's gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy or staff by-law of an Affiliate, committed in connection with the position and resulting in a material adverse effect on an Affiliate; or (ii) the Participant's failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to the position, in a manner reasonably consistent with the practices in the industry which failure results in a material adverse effect on an Affiliate; provided, however, that “Cause” will not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Participant has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

ARTICLE 6. DISTRIBUTION OF ACCOUNTS

Section 6.1. Benefit Commencement. Distribution of a Participant's Account A shall commence to the Participant within 90 days following the Participant's Separation from Service. Distribution of a Participant's Account B shall commence to the Participant at the date specified in the Deferral Election Agreement that the Participant enters into at the time the Participant first allocates a Contribution Reduction Contribution to this Account. This date (the “specified distribution date”) must be at least two years following the beginning of the Plan Year in which Compensation Reduction Contributions to Account B are first made. However, if the Participant terminates employment prior to the specified distribution date, distribution of the Participant's Account B shall commence within 90 days following the Participant's Separation from Service.

Section 6.2. Form of Benefit Payment. A Participant shall elect the manner in which each of his or her Accounts is to be distributed from the available distribution options set forth below:

(a)	a lump sum; or

(b)
substantially equal quarterly installments over a period of years elected by the Participant (not exceeding ten), with the Participant's Account balance credited with gains and losses (and dividend equivalents, as the case may be) pursuant to Section 4.5 during the payment period.

The election shall be made with respect to each Account at the time the Participant first allocates his or her Compensation Reduction Contributions to the Account. Notwithstanding the foregoing, for contributions made pursuant to Section 4.3 and 4.4, if the Participant has not yet elected the form of distribution of his or her Account A prior to the Plan Year that he or she performs the services for the Company giving rise to the contribution, distribution shall be in the form of a lump sum.

Distributions from Stock Sub-Accounts shall be made in the form of Stock, with each Stock Unit converted to a share of Stock at the time of distribution; provided, however, that the Company may, in its discretion, withhold such number of whole or partial shares of Stock from any such distribution as it, in its discretion, deems necessary or desirable to satisfy any applicable withholding requirements pursuant to Section 12.5. All other distributions from the Plan shall be made in the form of cash.

Section 6.3. Payment of Accounts on Death

(a)    Lump Sum Payment on Death. In the event a Participant dies before his or her entire Account has been distributed, the Account (or the balance of the Account if distributions have commenced) shall be paid to the Beneficiary in the form of a lump sum within 90 days following the Participant's death.

(b)    Designation by Participant. Each Participant has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A Beneficiary designation by a Participant shall be in writing on a form acceptable to the Committee and shall only be effective upon delivery to the Company. A Beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new Beneficiary designation form. The Beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

(c)     Failure to Designate Beneficiary. In the event there is no Beneficiary designation on file with the Company at the Participant's death, or if all Beneficiaries designated by a Participant have predeceased the Participant, the Beneficiary shall be the beneficiary designated by the Participant under the Company's group life insurance program. If a Beneficiary has not been designated under the Company's group life insurance program, the Beneficiary shall be the Participant's spouse, and if there is no spouse, the Beneficiary shall be the Participant's estate.

ARTICLE 7. SUPPLEMENTAL PENSION BENEFIT

Section 7.1. Eligibility to Receive Supplemental Pension Benefit An employee described in this Section 7.1 who is eligible to receive a benefit under the Pension Plan shall be eligible to receive the Supplemental Pension Benefit described in Section 7.2 in addition to any other benefit he or she is eligible to receive under the Plan. In order to be eligible to receive the Supplemental Pension Benefit, the employee must satisfy the requirements set forth in Sections 3.1 and 3.2 and his or her benefit under the Pension Plan must be limited: (a) by operation of Section 6.11 of the Pension Plan due to the Section 415 Limit; (b) because of the dollar limit on Certified Earnings described in Section 2.7(f) of the Pension Plan as a result of application of the Section 401(a)(17) Limit; or (c) because amounts contributed under the Plan or under the Deferred Compensation Plan as a Compensation Reduction Contribution which otherwise would have been included in Certified Earnings (but for the election to defer such amounts under the Plan or Deferred Compensation Plan) are excluded from Certified Earnings. In additional, a member of Operating Management who is not described in the previous sentence but who is eligible to defer part or all of a salary increase for a year beginning on or after January 1, 1993, is also eligible for a benefit under this Article 7 if such individual satisfies the requirements of Sections 3.1 and 3.2, except that paragraphs (i), (ii), (iii) and (iv) of Section 7.2(a) shall not apply to such person.

Section 7.2. Amount of Supplemental Pension BenefitSection . The Supplemental Pension Benefit shall be an amount equal to the amount in (a) less the amount in (b), below, expressed, in the case of the portion of the Participant's Supplemental Pension Benefit described in Sections 7.3(a) and 7.3(b)(i), as a monthly benefit to the Participant (or to the Participant's surviving spouse, contingent annuitant or beneficiary, as the case may be, under the Pension Plan) payable at the same time and in the same form as under the Pension Plan; and, in the case of the portion of the Participant's Supplemental Pension Benefit described in Section 7.3(b)(ii), in the form elected by the Participant pursuant to Section 7.3(b)(ii) (or otherwise payable pursuant to such section) commencing on the Participant's Separation from Service.

(a)	The amount which would have been payable under the Pension Plan if:

(i)	The limitations imposed by Section 6.11 of the Pension Plan were not applicable;

(ii)	The dollar limit in Section 2.7(f) of the Pension Plan was not applicable;

(iii)	STIP Compensation were not excluded from Certified Earnings under Section 2.7(a) of the Pension Plan;

(iv)	Compensation Reduction Contributions to the Plan (or the Deferred Compensation Plan prior to the Restatement Date) from Base Compensation and STIP Compensation, but disregarding performance share pay-outs and deferrals of such amounts, were included in Certified Earnings for the Plan Year in which each such contribution would have been so included but for the Compensation Reduction Contribution (and are not included for the Plan Year when paid from the Plan).

(v)
Deferred salary increases were included in Certified Earnings for the Plan Year in which each such amount would have been paid in the absence of the deferral (and are not included for the Plan Year in which such deferred amounts are actually paid).

(b)	The amount actually payable under the Pension Plan.

(c)    For purposes of this Section 7.2: (i) the term ”Certified Earnings” has the same meaning as in the Pension Plan; and (ii) the portion of the Supplemental Pension Benefit described in Section 7.3(b)(ii) shall be determined by determining the amount that would have been payable under the Pension Plan with respect to such portion, assuming that such portion was paid to the Participant in the form of a monthly life annuity commencing on the earliest date permitted under the Pension Plan on or following the Participant's Separation from Service, and converting that benefit to the form payable under Section 7.3(b)(ii) commencing on Separation from Service, using the actuarial equivalence, and if applicable, early commencement reduction factors then applicable under the Pension Plan.

Section 7.3. Distribution of Supplemental Pension Benefit

(a)    Grandfathered Supplemental Pension Benefit. Any portion of a Participant's Supplemental Pension Benefit that was accrued and vested prior to January 1, 2005, shall be grandfathered under Section 409A (and accordingly not subject to Section 409A). This portion of the Participant's Supplemental Pension Benefit shall be distributed under the terms of the Plan, as in effect prior to January 1, 2005 (which requires that distribution be made at the same time and in the same form as under the Pension Plan), and shall not be subject to the terms of the Restatement or the terms of the Plan, as restated effective January 1, 2005. Accordingly, this portion shall be distributed to the Participant (or to the Participant's surviving spouse, contingent annuitant or beneficiary, as the case may be, under the Pension Plan ) at the same time and in the same form as under the Pension Plan.

(b)    Non-Grandfathered Benefits. Any portion of a Participant's Supplemental Pension Benefit that accrues or vests on or after January 1, 2005, shall be subject to the following rules:

(i)    Transition Rule Supplemental Pension Benefit. If commencement of such portion is prior to January 1, 2009, distribution shall be made to the Participant (or to the Participant's surviving spouse, contingent annuitant or beneficiary, as the case may be, under the Pension Plan) under the Section 409A transition rule which permits distributions to be made in accordance with the terms of the Plan as in effect prior to January 1, 2005. Accordingly, such portion shall be distributed pursuant to the same rules as set forth in Section 7.3(a), notwithstanding any contrary provision of the Plan.

(ii)    Distributions that Commence on or After January 1, 2009. If commencement of such portion is on or after January 1, 2009, distribution shall commence within 90 days following the Participant's Separation from Service and shall be made in one of the following forms as elected in writing by the Participant prior to January 1, 2009 (or such earlier date as may be specified by the Company, in its discretion) pursuant to the transition rule under Section 409A which permits Participants to enter into payment elections prior to January 1, 2009, for benefits subject to Section 409A; provided, however, that if the Participant has Separated from Service prior to January 1, 2009, distribution shall be made in the form of a lump sum on March 1, 2009:

(A)	a lump sum; or

(B)	substantially equal monthly, quarterly, or annual installments over a period of years elected by the Participant (not exceeding 15).

If the Participant dies prior to receiving the entire portion of his or her Supplemental Pension Benefit described in this Section 7.3(b)(ii), any amount not yet distributed to the Participant shall be paid to the Participant's Beneficiary in a lump sum within 90 days following the Participant's death. The Participant shall have the right to designate a Beneficiary for this portion according to the rules set forth in Section 6.3(b) (and the rules set forth in Section 6.3(c) for failure to designate a Beneficiary shall also apply to this portion).

Section 7.4. Forfeiture for Cause Termination. Notwithstanding anything in this Article 7 to the contrary, if a Participant's employment with any Affiliate is terminated for “Cause,” as defined in Article 5, no benefit will be payable to, or with respect to, the Participant under this Article 7.

ARTICLE 8. EXCEPTIONS TO PLAN PAYMENT TERMS

Notwithstanding anything in the Plan or a Participant's Deferral Election Agreement to the contrary, the following terms, if applicable, shall apply to the payment of Plan benefits other than those described in Section 7.3(b)(i).

Section 8.1. Small Benefit Amounts. If at any time the present value of any benefit under the Plan that would be considered a “single plan” under Treasury Regulation Section 1.409A-1(c)(2) together with the present value of any benefit required to be aggregated with such benefit under Treasury Regulation Section 1.409A-1(c)(2), is less than the dollar limit set forth in Code Section 402(g), the Company may, in its discretion, distribute such benefit (or benefits) to the Participant in the form of a lump sum, provided that the payment results in the liquidation of the entirety of the Participant's interest under the “single plan, “ including all benefits required to be aggregated as part of the “single plan” under Treasury Regulation Section 1.409A-1(c)(2).

Section 8.2. Delay of Distributions

8.2.1    Specified Employees. If a Participant is a Specified Employee as of the date of his or her Separation from Service, any distributions that under the terms of the Plan are to commence to the Participant on his or her Separation from Service (“separation distributions”) shall commence on the Participant's “delayed distribution date” (as defined below). In this event, the Company shall, in its discretion, determine whether the first separation distribution to the Participant shall include the aggregate amount of any separation distributions that, but for this Section 8.2.1, would have been paid to the Participant from the date of his or her Separation from Service until the delayed distribution date, or whether each separation distribution shall be delayed for six months. For purposes of this Section 8.2.1, a Specified Employee's “delayed distribution date” is the first day of the seventh month following the Participant's Separation from Service, or if earlier, the date of the Participant's death.

8.2.2    Other Permitted Delays. A payment under the Plan may be delayed by the Company under any of the following circumstances so long as all payments to similarly situated Participants are treated on a reasonably consistent basis:

(a)    The Company reasonably anticipates that if such payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted under Code Section 162(m), provided that the payment is made either during the first Plan Year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by application of Code Section 162(m) or during the period beginning with the date of the Participant's Separation from Service and ending on the later of the last day of the Company's fiscal year in which the Participant has a Separation from Service or the 15th day of the third month following the Separation from Service.

(b)    The Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.

(c)    Upon such other events as determined by the Company and according to such terms as are consistent with Section 409A or are prescribed by the Commissioner of Internal Revenue.

Section 8.3. Acceleration of Distributions. The Company may, in its discretion, distribute all or a portion of a Participant's Accounts or the benefit described in Section 7.3(b)(ii) at an earlier time and in a different form than specified in the Plan under the circumstances described below:

(a)    Domestic Relations Order. As may be necessary to fulfill a Domestic Relations Order. Any payment pursuant to a Domestic Relations Order will be made according to such conditions, rules and procedures as may be specified from time to time by the Company in its discretion.

(b)    Conflicts of Interest. To the extent reasonably necessary to avoid the violation of ethics laws or conflict of interest laws pursuant to Treasury Regulations Section 1.409A-3(j)(ii).

(c)    FICA. To pay FICA on amounts deferred under the Plan and the income tax resulting from such payment.

(d)    Failure to Comply with Section 409A. To pay the amount required to be included in income as a result of the Plan's failure to comply with Section 409A.

(e)    Liquidation of the Plan. If the Company determines, in its discretion, that it is advisable to liquidate the Plan, or any portion thereof, in connection with a termination of the Plan pursuant to Section 11.2 as permitted by Section 409A.

(f)    Satisfaction of Debt. As satisfaction of a debt of the Participant to an Affiliate, where such debt is incurred in the ordinary course of the service relationship between the Affiliate and the Participant, the entire amount of the reduction in any Plan Year does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(g)    State, Local or Foreign Taxes. To pay state, local or foreign tax obligations that may arise with respect to amounts deferred under the Plan and the income tax resulting from such payment.

(h)    Unforeseeable Emergency. In the case of a Participant's Accounts (and not the benefit described in Section 7.3(b)(ii)), if the Participant has an unforeseeable emergency. For these purposes an “unforeseeable emergency” is a severe financial hardship to the Participant, resulting from an illness or accident of the Participant, the Participant's spouse, the Beneficiary, or the Participant's dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant's primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for funeral expenses of a spouse, Beneficiary, or a dependent (as defined in Code Section 152, without regard to Code 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an unforeseeable emergency. Except as otherwise provided in this Section 8.3(h), the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant or Beneficiary is faced with an unforeseeable emergency permitting a distribution under this Section 8.3(h) is to be determined based on the relevant facts and circumstances of each case, but, in any case a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Elective Deferrals.

Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). A determination of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available due to cancellation of the Participant's Deferral Election Agreement pursuant to Section 4.2 as a result of this paragraph 8.3(h).

Notwithstanding anything in this Section 8.3 to the contrary, except for a Participant's election to request a distribution due to an unforeseeable emergency under Section 8.3(h) (which the Participant, in his or her discretion, may elect to make or not make), the Company shall not provide the Participant with discretion or a direct or indirect election regarding whether a payment is accelerated pursuant to this Section 8.3.

Section 8.4. When a Payment Is Deemed to be Made. Except as otherwise required by Section 409A, any payment that is due to be distributed as of a particular date pursuant to the provisions of the Plan, will be deemed to be distributed as of that date if it is distributed on such date or a later date within the same calendar year, or, if later, by the 15th day of the third calendar month following the date, and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment. For purposes of the foregoing, if the payment is required to be made during a period of time, the specified date is treated as the first day of the period of time.

ARTICLE 9. FUNDING

Section 9.1. Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets. Any amounts set aside by the Company for payment of benefits under the Plan are the property of the Company.

Section 9.2. No Claim on Specific Assets. No Participant or Beneficiary shall be deemed to have, by virtue of being a Participant or Beneficiary in the Plan, any claim on any specific assets of the Company such that the Participant or Beneficiary would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

ARTICLE 10. ADMINISTRATION AND FINANCES

Section 10.1. Administration. The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

Section 10.2. Powers of Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a)	to interpret the provisions of the Plan;

(b)	to establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c)	to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

Section 10.3. Actions of the Committee. The Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Section 10.6, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

Section 10.4. Delegation. The Committee, or any officer or other employee of the Company designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

Section 10.5. Reports and Records.Section 10.5. Reports and Records The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

Section 10.6. Claims Procedure.Section 10.6. Claims Procedure A Participant is not required to file a claim in order to receive benefits under the Plan. However, if the Participant wishes to contest the amount of his or her Plan benefit or otherwise wishes to contest the application of the Plan's terms to him or her, the Participant must bring a claim under the Plan according to the procedures set forth below. Such claim must be brought within one year following the date on which the Participant is (or would be) first entitled to receive the contested benefit. Any claim brought after that date will not be considered by the Plan.

The Company shall notify a Participant in writing within a reasonable period of time, not to exceed 90 days, following the Plan's receipt of the Participant's written claim for benefits, of the Participant's eligibility or noneligibility (i) for benefits under the Plan or, (ii) if the claim is for different or greater benefits, for the benefits claimed by the Participant. If the Company determines that a Participant is not eligible for benefits or for the benefits claimed, the notice shall set forth:

(a)	the specific reasons for the adverse determination,

(b)	a reference to the specific provisions of the Plan on which the determination is based,

(c)	a description of any additional information or material necessary for the Participant to perfect the claim and an explanation of why it is needed, and

(d)
a description of the Plan's claims review procedure and the time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under ERISA Section 502(a), following an adverse benefit determination on review.

If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.
The Participant shall have the opportunity to have a full and fair review of the claim and the adverse benefit determination by the Company by filing a petition for review with the Company within 60 days after receipt by the Participant of the notice issued by the Company or within 60 days after the end of the 90 day period if no notice has been received by the Participant. Said petition shall state the specific reasons the Participant believes he or she is entitled to benefits or greater or different benefits and may be accompanied by written comments, document, records and other information relating to the claim for benefits. The Participant or the Participant's representative shall be permitted, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. Whether information is “relevant” shall be determined by the Company taking into account Department of Labor Regulation Section 2560.503-1(m)(8).
If a Participant does not appeal within the Plan's required time period, the Participant will lose the right to appeal and the Participant will have failed to exhaust the Plan's internal administrative appeal process, which is generally a prerequisite to bringing a suit under ERISA.
Within a reasonable period of time, not to exceed 60 days, following receipt by the Company of said petition, the Company shall review the petition, taking into account all comments, documents, records and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the Company's determination is adverse to the Participant, the Company shall notify the Participant of its decision in writing, setting forth:

(a)	the specific reasons for the adverse determination,

(b)	a reference to the specific provisions of the Plan on which the determination is based,

(c)
a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(d)	a statement of the Participant's right to bring a civil action under ERISA Section 502(a).
If the 60-day period is not sufficient, the Company shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 60-day period.
In the event an appeal of a denial of a claim for benefits is denied, any lawsuit to challenge the denial of such claim must be brought within one year of the date the Company has rendered a final decision on the appeal.

In the event of the death of a Participant, the same procedure shall be applicable to the Participant's Beneficiaries.

ARTICLE 11. AMENDMENTS AND TERMINATION

Section 11.1. Amendments. The Company, by action of the Committee, may amend the Plan, in whole or in part, at any time and from time to time. The Vice President of Human Resources may amend the Plan, without approval or authorization of the Board or the Committee, provided that any such amendment: (a) does not materially increase the cost of the Plan to the Company; or (b) is required in order to comply with the law, in which case the Vice President of Human Resources shall amend the Plan in such manner as he or she deems necessary or desirable to comply with the law. The Committee shall from time to time specify, by resolution, the criteria to be used by the Vice President of Human Resources in determining whether an amendment materially increases the cost of the Plan to the Company. No amendment may be effective to eliminate or reduce any Account balance (other than as may result from a change in Plan investments pursuant to Section 4.5), or the dollar amount of any benefit that has accrued pursuant to Article 7, determined as of the date of such amendment, of any Participant or of any Beneficiary then eligible for benefits without such Participant's or Beneficiary's consent. Any Plan amendment shall be filed with the Plan documents.

Section 11.2. Termination. The Company reserves the right to terminate the Plan at any time by action of the Board. Upon termination of the Plan, all Compensation Reduction Contributions and Company contributions will cease and no future Compensation Reduction Contributions or Company contributions will be made, and all benefit accruals under Article 7 will cease. Termination of the Plan shall not operate to eliminate or reduce any Account balance, or the dollar amount of any benefit that has accrued pursuant to Article 7, determined as of the date of such termination, of any Participant or of any Beneficiary then eligible for benefits, without such Participant's or Beneficiary's consent. If the Plan is terminated, payments from the Plan shall be made at the time and in the manner specified in Articles 6 and 7. Notwithstanding the foregoing, the Board may terminate the Plan and distribute benefits under the Plan in a lump, in accordance with the provisions of Section 409A permitting acceleration of payments upon termination.

ARTICLE 12. MISCELLANEOUS

Section 12.1. No Guarantee of Employment. Neither the adoption and maintenance of the Plan nor the execution by the Company of a Deferral Election Agreement with any Participant shall be deemed to be a contract of employment between an Affiliate and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of an Affiliate or to interfere with the right of an Affiliate to discharge any Participant at any time, nor shall it give an Affiliate the right to require any Participant to remain in its employ or to interfere with the Participant's right to terminate his or her employment at any time.

Section 12.2. Release. Any payment of benefits to or for the benefit of a Participant or a Beneficiary that is made in good faith by the Company in accordance with the Company's interpretation of its obligations hereunder shall be in full satisfaction of all claims against the Company for benefits under the Plan to the extent of such payment.

Section 12.3. Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to both the office of the Committee and the office of the General Counsel of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand-delivery or mailing.

Section 12.4. Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or Beneficiary, except with respect to a Domestic Relations Order pursuant to Section 8.3(a).

Section 12.5. Withholding. The Company may withhold from any payment of benefits or other compensation payable to a Participant or Beneficiary such amounts as the Company determines are reasonably necessary to pay any taxes or other amounts required to be withheld under applicable law.

Section 12.6. Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

Section 12.7. Binding Agreement. The Plan shall be binding on the parties hereto, their heirs, executors, administrators, and successors in interest.

Section 12.8. Invalidity of Certain Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included.

Section 12.9. No Other Agreements. The terms and conditions set forth herein, together with the Deferral Election Agreements entered into between the Company and Participants, constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

Section 12.10. Incapacity. In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant's spouse, parent, brother, sister or other person deemed by the Committee to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.

Section 12.11. Counterparts. This Plan may be executed in any number of counterparts, each of which when duly executed by the Company shall be deemed to be an original, but all of which shall together constitute but one instrument, which may be evidenced by any counterpart.

Section 12.12. Participating Affiliates. Any Affiliate may adopt the Plan with the permission of the Company and according to such rules as may be established from time to time by the Company in its discretion, and thereby become a “participating affiliate” in the Plan.

Section 12.13. Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.

Section 12.14. Electronic Media. Notwithstanding anything in the Plan to the contrary, but subject to the requirements of ERISA, the Code, or other applicable law, any action or communication otherwise required to be taken or made in writing by a Participant or Beneficiary or by the Company or Committee shall be effective if accomplished by another method or methods required or made available by the Company or Committee, or their agent, with respect to that action or communication, including e-mail, telephone response systems, intranet systems, or the Internet.

Section 12.15. USERRA Compliance. The Participant deferral and payment election requirements set forth in the Plan are deemed met to the extent a deferral election or payment election is provided to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

Dated: _______________

TENNANT COMPANY

By___________________________
Its ______________________

EXHIBIT AEXHIBIT A

Method of Crediting Gains and Losses to Accounts
(Plan Section 4.5)

Until and unless changed by the Committee or the Board pursuant to a resolution:

A Participant's Accounts (other than Stock Sub-Accounts) will be credited with interest on a monthly basis. The applicable rate of interest for a Plan Year will be specified by the Executive Compensation Committee of the Board at its last meeting immediately prior to the commencement of the Plan Year. The rate will be one (1) percentage point over the U.S. 10-year Treasury bond rate.

First Amendment to

TENNANT COMPANY
EXECUTIVE NONQUALIFIED DEFERRED COMPENSATION PLAN
(as restated effective January 1, 2009)

WHEREAS, Tennant Company (the “Company”) previously established the Tennant Company Executive Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of certain executive employees and directors of the Company, which Plan was most recently amended effective January 1, 2009; and

WHEREAS, the Plan currently permits a Participant to enter into an election under the Plan to have the shares of Company stock otherwise payable to him or her under the Company's Long-Term Incentive Plan (LTIP) deferred under the Plan in the form of deferred stock units; and

WHEREAS, the Plan, at Section 11.1, permits the Vice President of Human Resources of the Company (the “VPHR”) to amend the Plan without further approval or authorization if such amendment does not materially increase the cost of the Plan to the Company; and

WHEREAS, the VPHR has determined that it is in the Company's best interest to cease the election described above with respect to deferral elections entered into for Plan years commencing on or after January 1, 2011, such that commencing with such election, Plan participants shall no longer be permitted to defer the stock portion of their LTIP payment under the Plan; and the VPHR has also determined that such Plan change will not materially increase the cost of the Plan to the Company.

NOW, THEREFORE, RESOLVED, that as of the date set forth below the Plan is hereby amended as follows:

1.
Section 2.1.23 of the Plan (the definition of LTIP Compensation). The words “or Stock” shall be deleted from the parenthetical in the second line of Section 2.1.23 so that the section, as amended, shall read:

“LTIP Compensation,” of a Participant for a Plan Year, means the compensation (payable in cash) under the LTIP in which the Participant vests under the LTIP during the Plan Year, including any amount that would be included in the definition of LTIP Compensation but for the individual's election to defer some of his or her compensation pursuant to the Plan or any other deferred compensation plan established by an Affiliate. In the case of an individual who is a participant in a plan sponsored by an Affiliate that is described in Code Section 401(k), 125 or 132(f), the term LTIP Compensation shall include any amount that would be included in the definition of LTIP Compensation but for the individual's election to reduce his or her LTIP Compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan.

2.	Section 4.1(b) (Stock Sub-Accounts). The following sentence shall be added at the end of Section 4.1(b):

Pursuant to Section 4.2(a)(iii), for Plan Years commencing on or after January 1, 2011, Participants may no longer enter into this election.

3.	Section 4.2(a)(iii) (LTIP Compensation). The following sentence shall be added at the end of the second paragraph of Section 4.2(a)(iii):

For Plan Years commencing on or after January 1, 2011, the election to make a Compensation Reduction Contribution with respect to LTIP Compensation may be made only with respect to the cash portion of a Participant's LTIP Compensation. Accordingly, commencing January 1, 2011, no additional Deferred Stock Units shall be credited under the Plan.

Dated: December 30, 2010            _______________________________
Vice President, Human Resources
Tennant Company